Exhibit 99.1

MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical First Quarter 2018 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, May 2, 2018.

At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore -

Thank you, Gigi, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company’s financial results for the first quarter, which ended on March 30, 2018.

On the call today are Caren Mason, President and CEO of STAAR Surgical Company; and Deborah Andrews, Chief Financial Officer. The release of the first quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR’s website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today’s press release as well as STAAR’s public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income or loss and net income and/or loss per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today’s financial release.

Following our prepared remarks, we will open the line to questions from publishing analysts. (Operator Instructions) We thank everyone in advance for their cooperation with this process.

Now, I’d like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with an overview of our strong start to 2018 and will update you on our outlook for the remainder of the year. Deborah will then review key first quarter financial results before we open the call for your questions.

Our team at STAAR Surgical is focused upon generating returns for our shareholders by building a company that provides a compelling business model to ophthalmic surgeons and visual freedom to their patients. The first quarter financial results illustrate that we are executing to this vision. Furthermore, our progress since the end of the first quarter leads us to believe that our momentum is continuing.

When we last talked with you in late February, we noted that one of our objectives for fiscal 2018 was to generate more than $100 million in revenues. Today, based on our building momentum and the continued evidence that a growing number of surgeons are depending on STAAR and our EVO product line to enhance their business plan profitability and produce their happiest patients, we are raising the bar on the 2018 sales target from low-double digit to closer to 20% growth over 2017. Our increased growth outlook is based solely on the momentum we are seeing in international markets and does not include any incremental U.S. contribution beyond our previous forecast. Also even though we are continuing to increase the investments required to maintain our emerging sales growth trajectory, we expect profitability improvement as compared to 2017 and to increase cash from operations for the full year.

As noted in today’s earnings release, we are currently enrolling patients in our European multisite EVO with EDOF presbyopia clinical trial. The cost to conduct this pivotal study and other clinical studies, increasing regulatory submission fees and expanded effort to build IP protection on new variations of our Collamer material and EDOF products, commercial infrastructure expansion and consumer outreach will lead to an increase in overall spending as compared to prior periods. In the first quarter of 2018, operating expenses increased 12% as compared to last year’s first quarter. This rate of growth was significantly below our top line growth rate, and we were, therefore, able to achieve profitability for the quarter and increase our cash position by approximately $2.3 million from December 31, 2017. To reiterate, we are not modifying our earnings projection at an improvement over 2017 EPS of negative $0.05 at this time but are certainly getting more comfortable around the prospect of delivering breakeven to slightly profitable results by year-end.

While Deborah will go through the numbers in more detail, there are a few highlights that I’d like to offer. First, our net sales for the quarter grew 33% and were driven by 39% ICL revenue growth. ICL units grew 41%, and our other products segment, which includes IOLs and injector parts grew 17%.

Second, while we expected our gross margin percentage to dip slightly during 2018 due to strong injector part sales, we are pleased to report that our gross margin actually grew 10 basis points in the first quarter due to the exceptional ICL growth.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

STAAR’s key international markets contributed to the strong first quarter performance, with China once again leading the way with 91% ICL unit growth. We continue to make investments in China and now have more than 60 combined STAAR and distributed dedicated personnel servicing a growing number of strategic partners and providers. In May, we’ll be traveling to China as our largest strategic partner, Aier Eye Hospital Group, features STAAR Surgical and their positive experience with EVO Visian ICLs at their second international annual refractive surgery meeting.

We also recently expressed confidence to you that our challenges in Korea were being addressed. And during the first quarter, ICL units in that market grew 54%. Key factors behind the Korean turnaround are new strategic partnerships, renewed and solidified commitments from our distributor partner and the digital marketing and social media campaigns that STAAR is introducing to the market.

Japan at 56% ICL unit growth is another market with 50%-plus unit growth as compared with last year. In Japan, we are benefiting from strong and significant strategic partnerships and solid digital marketing and media support. We plan to expand our team in Japan in the near term to meet increasing demand also fueled by recent Facebook, Instagram and Twitter postings of very happy EVO patients, some with celebrity status.

Other key international markets contributed to our strong first quarter unit growth, including the Middle East with 25% growth and Germany with 22% growth.

Our North American results are benefiting from the building interest in EVO in Canada, with unit growth of 14% in the first quarter as well as our disciplined approach to surgeon certification, practice development and consumer outreach. We are committed to ensuring that these relationships provide the outstanding premium and primary positioning we enjoy in our largest international markets. We are demonstrating that we can change the way the ICL is marketed and perceived in North America as we have in Europe and Asia with the right partners. We continue to prepare for a possible Toric Visian ICL launch in the United States by year-end, dependent upon achieving an in-compliance QSR rating by the FDA. In addition, with recent clinical data and patient registry reporting from around the globe, we believe we are on steady footing to present a very positive picture of the safety and effectiveness and patient satisfaction of the EVO Visian ICL family of lenses as our next targeted product family for U.S. approval.

Our patient registry has now grown to nearly 1,600 patients, surveyed post-ICL implementation, with 99.4% reporting they would have the surgery again.

Turning now to our quality system audit updates. During Q1 2018, STAAR completed an extensive series of audits of our facilities, products and processes, most notably, the ISO 1345:2016 and Medical Device Single Audit Program known as MDSAP certification audits. ISO 13485:2016 is the latest upgrade to the global ISO quality system standard used in many markets, including the European Union. The Medical Device Single Audit Program is an assessment of the quality system for conformance to quality system requirements of 5 countries, which are Australia, Brazil, Canada, Japan and the U.S. And the audit results are recognized by the regulatory bodies of these countries. The results of 19-person days of auditing by the certifying body resulted in a positive outcome, and we anticipate certification in the near future.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

In addition to these audits, on April 30, the FDA commenced a reinspection of our Monrovia facility in relation to the 2014 warning letter. We will provide an update when appropriate and permitted after the inspection is completed.

I have 2 quick updates I’d like to share before turning the call over to Deborah. First, STAAR has purchased lab and manufacturing equipment and tools, office finishing equipment and hired operations leadership from ReVision Optics, which recently closed its stores. In addition, we secured their office and manufacturing space south of us in Lake Forest and Orange County on a 5-year lease. We are intent upon designing and building our Foundations 2020 operations improvements, including precision manufacturing and engineering at the site.

Our EVO ICL manufacturing for myopia and our IOL manufacturing for cataract care will remain in the Monrovia facility and should benefit from the precision and automation improvements developed in Lake Forest. We are considering manufacturing our EVO ICL lenses for presbyopia in the Lake Forest facility as well. Our goal of achieving effective global manufacturing, packaging and shipping operations with backup facilities designed to mitigate risk, while achieving significant specialization in selected locations is well underway.

Second, I’m pleased to have been selected as the new Chair of the ophthalmic sector for AdvaMed. AdvaMed is the trade association representing the medical device industry headquartered in Washington, D.C. with over 300 members. AdvaMed promotes competitive policies that foster the highest ethical standards, rapid product approvals, appropriate reimbursement and access to international markets. The opportunity as chair to bring together the leading ophthalmic industry members and to create a strong and guiding platform for areas of special interest, including significant regulatory agency engagement, global outreach on trade and intellectual property, reimbursement for vision care products and industry collaboration on vision for life initiatives is very exciting.

And finally, at the recent ASCRS conference in mid-April, I met with the leaders of STAAR’s key ICL global markets and several prominent surgeons from around the globe. The uniform feedback from STAAR’s business leaders was that our key markets were responding to our business model and recognizing the EVO ICL’s capability to be a significant contributor for surgeon practice profitability and patient satisfaction. The surgeons from our international markets with the EVO family of lenses validated our team’s view.

Many of the U.S. surgeons I met with and the team met with expressed a very strong interest in bringing the EVO family of lenses to the U.S. as soon as possible. We share their enthusiasm and anticipation and are committed to adhering to regulatory protocol to assure a strong submission and the best timeline possible.

And with that, I will now turn the call over to Deborah.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Deborah Andrews STAAR Surgical Company - Interim CFO

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of top line results and then provide more details by product and market. STAAR reported net sales of $27.1 million in the first quarter of 2018, an increase of 33% over the $20.4 million reported for the first quarter of 2017. The sequential growth rate in net sales was 9%, and Q1 was the fourth consecutive quarter of sequential sales growth.

As Caren mentioned, the strong top line increase was driven by ICL revenue growth of 39% with unit growth of 41%. In addition, beginning with today’s reporting, we are combining the presentation of IOL sales, injector parts and other product sales into an other products category that better reflects STAAR’s strategic ICL focus.

The other product sales category grew 17% during first quarter of 2018 and accounted for approximately 22% of our $27.1 million in net sales.

Focusing on ICLs, the 39% ICL revenue growth during the first quarter was driven by strong unit growth on the company’s key markets. For instance, we generated 91% unit growth in China, 54% in Korea, 56% in Japan, 25% in both the Middle East and Latin America and 22% in Germany.

Moving down the income statement, our gross profit margin for the first quarter was 71.7%, up 10 basis points compared to the prior year period gross profit margin of 71.6%. The slight increase in gross margin for the quarter resulted from the strong ICL, TICL revenue growth and improved IOL mix, which more than offset the negative impact of — to margins of increased injector part sales and higher unit costs.

While we had originally forecasted slight decline in gross margins for 2018 due to a higher mix of lower-margin injector part sales, we now believe that if we maintain the ICL growth rate achieved during the first quarter throughout 2018, gross margins will increase as compared to 2017. For the first quarter of 2018, gross margin dollars increased 33% over the prior year quarter to $19.4 million.

Total operating expenses for the first quarter were $18.6 million, an increase of 12% compared to the prior year quarter of $16.7 million.

Taking a closer look at the components of operating expenses. G&A expense was $6.2 million as compared to $5.4 million due to increased headcount and compensation. Sales and marketing expenses were $7.4 million as compared with $6.5 million due to the increased investment in digital, consumer marketing and commercial infrastructure and our R&D expenses was $5 million during the first quarter as compared to $4.8 million last year with increased clinical expenses associated with our clinical trial for the next-generation ICL with EDOF optic and increased development project spending, partially offset by decreased quality remediation expenses.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

We generated operating income of approximately $800,000 during the first quarter. Net income during the first quarter was approximately $600,000 or $0.01 per diluted share, a meaningful improvement as compared with a net loss of $2.2 million or $0.05 per diluted share in the prior year period.

On a non-GAAP basis, we reported adjusted net income for the first quarter of $1.8 million or $0.04 a share as compared with an adjusted net loss for the same period of 2017 of $1.6 million or $0.04 a share.

Turning now to our balance sheet. Our cash, cash equivalents and restricted cash at March 30, 2018, totaled $20.9 million compared with $18.6 million as of December 31, 2017. The company generated $2.5 million in cash from operating activities in the first quarter of 2018.

That concludes our prepared remarks. At this time, operator, please open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question is from Brian Weinstein from William Blair.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Great. This is Andrew on for Brian today. I wanted to start with the cash in the quarter. Obviously, it was up $2.3 million sequentially. Having this growing cash balance urge you to bring forward any of your planned investments into this year? And does this kind of help bring forward some investments in the United States a little bit quicker than anticipated?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Well, I think we’re definitely being opportunistic as we were with the ReVision Optics opportunity. When — we do definitely have plans with Foundations 2020 to invest in equipment and systems and resources that will really support us getting further into precision manufacturing, engineering and automation. Also, there is always opportunity as well for us to increase our spending in those markets where we see the greatest opportunity. So yes, we will definitely be opportunistic and also continue to try to accelerate the top line, manage expenses appropriately, make great investments and hopefully get to that breakeven or better by year-end.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Great. And then, on the presbyopia clinical trial, could you remind us when you think that you’re going to be done enrolling patients on that? And when you expect approval in the larger markets?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Okay. But we really haven’t given the details of the protocol for the study. We are pleased with the progress we’re making enrolling patients. We expect our first plans as really as tomorrow. And our hope is that we will be able to wind up this study by year-end at the latest.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Operator

Our next question is from James Sidoti from Sidoti & Co.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Well, quite a bit in the quarter. Can you talk a little bit more about your comments regarding the FDA and the inspection?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

No, I cannot. The comments that I made during the script reading as well as in the press release are all we can really say.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. Can you just repeat what you said then?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Sure, be happy to. The reinspection of our Monrovia facility in relation to the 2014 warning letter commenced on April 30. We’ll provide an update when appropriate and permitted after the inspection is completed.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. I think everybody has been waiting a while to hear that. Congratulations.

Caren L. Mason STAAR Surgical Company - CEO, President and Director

We’re very happy that it started. Yes.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. Can we talk about the facilities you said you the leased a third facility. So when you maintain the R&D in the facility where you have the Investor Day?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Yes. So the testing facility will remain the technology center. The Lake Forest facility is really a center of excellence for precision, engineering and automation development. Most of the processes and systems development there will be transferred to Monrovia as appropriate and Aliso Viejo as appropriate. And then right now, we are strongly weighing the benefits of having our presbyopia lenses manufacturing in Lake Forest. This gives us an opportunity to maximize our production capacity here in Monrovia, specializing in myopia and Cataract Care, specializing in presbyopia in Lake Forest. And also making sure that we have the ability as necessary to have duplicity for the risk management so necessary, especially on the strong growth trajectory that’s now underway.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. And I assume the $2 million increase in PP&E and the balance sheet that’s related to the leasing in this facility?

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Yes, in part as well as other investments in the U.S. primarily.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Can you repeat what you said about China in the quarter?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Sure. So China in the quarter was up 91% in units. We had very strong momentum in China. We have now 60 individuals between our STAAR employees and our dedicated distributor employees that are supporting the business model we established in the first quarter of 2016. So we are very excited about the continuing momentum there. A, we have multiple strategic agreements for both public and private entities within China. And a team is going over to China to partake in Aier Hospital Group’s second annual international refractive symposium where we will be a headline company. There will be other companies in attendance as well, but we are very enthusiastic about the positioning that Aier places us as a premium and primary refractive procedure at high to mid-diopter ranges.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. And it’s fair to say you have direct-to-consumer marketing programs — electronic marketing programs in China, Korea and Japan right now?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

That is correct.

Operator

(Operator Instructions) And our next question is from Jason Mills from Canaccord Genuity.

C. Furlong Canaccord Genuity Limited, Research Division - Associate

This is actually Cecilia Furlong on for Jason. Can you hear me okay?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Yes, Cecilia.

C. Furlong Canaccord Genuity Limited, Research Division - Associate

And congrats on a really great quarter and meaningful progress on the warning letter front. That’s great to hear.

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Thank you.

C. Furlong Canaccord Genuity Limited, Research Division - Associate

I was wondering could you just provide some additional color just around your pricing strategy in lower-diopter ICLs and how it played out in the quarter. Does unit volume trends share capture you’ve seen today and where this can take STAAR in terms of continuing to grab LASIK?

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Okay. So with regard to the pricing strategy, as we go down the diopter range to mid to lower diopter, we find that LASIK pricing does weigh more for the patient because the procedure requirement in terms of reshaping, et cetera, for LASIK does give a patient of choice. And we know all the right reasons why we believe that the ICL is always the best choice. But it also ends up being important in our consumer pricing and consumer outreach that we have less of a difference than in the higher diopter ranges, especially from patients with astigmatism where there really is no other selection networks. So bottom line is, yes, we do lower pricing in a range of 15% to 25% usually, not always, but usually. That does make a huge impact in supporting the patient’s decision to go to ICL. And if you could repeat your second question, please?

C. Furlong Canaccord Genuity Limited, Research Division - Associate

I guess just in terms of what you’re seeing in terms of grabbing LASIK here just as a result of your pricing changes?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Well, at this time, we do know that we are gaining share, especially in the markets that we talked about today that have very high growth. And between midyear to third quarter, we will start talking, and so it will have been about a year since the — it was actually last fall that we really started this initiative of lower diopter. So at that point, we will really start to solidify what the market share growth is. It is significant, obviously, from the volume increase that we’ve reported.

C. Furlong Canaccord Genuity Limited, Research Division - Associate

Okay, great. Thanks for the color. And then just could talk a little bit more about the positive trends out of the Korean markets so far in 2018? I know you had expected growth, but is this kind of in line? How are the expectations and just what you’re thinking on a go-forward basis?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Yes. So I think the first quarter in Korea benefited from a really strong restart. The inclusion of strategic partnerships, the beginning of a number of major outreach programs, consumer marketing, et cetera. I believe that, especially with Toric lenses, we’re seeing a really nice increase. So we expect Korea will be a very strong component for us for the year. And as Korea is gearing back up, we’ll probably see some higher quarters and then a few quarters that are always double digit, but maybe not as significant as Q1. But for the year, we expect significant growth in Korea based on these initiatives.

Operator

Our next question is from Raymond Myers from Benchmark.

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MAY 02, 2018 / 4:30PM EDT, Q1 2018 STAAR Surgical Co Earnings Call

Raymond Alexander Myers The Benchmark Company, LLC, Research Division - Research Analyst

Question is describe the ICL market potential in Japan and perhaps some of the other markets where STAAR has executed marketing partnerships over the years?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Okay, so in Japan, we’re really building the ICL market. We are the major and perhaps sole major company in terms of building the ICL story. We think Japan where we have had strong IOL business for many years. We have enough confidence in what we’re doing there that we are adding to our team in Japan. And we are in May Japan a target market for us to invest significant consumer outreach in digital marketing dollars. We have not sized Japan in terms of exactly what the total target would be. But it also is in 40%, 50% growth range for sure going for the year.

Raymond Alexander Myers The Benchmark Company, LLC, Research Division - Research Analyst

Okay. Sounds good. And my second question is about which products or world regions are you most excited about over a 2- or 3-year planning horizon?

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Okay, so from the big picture, I would say that, in terms of markets, we’re most excited about bringing our business model too in a very big way, I would say The United States. In the U.S. market, we are, obviously, hoping for positive outcomes associated with the bringing Toric to the U.S. and then hopefully as quickly as possible, the EVO family of lenses where I had indicated on the script. There is such glamor from the U.S. refractory surgeons that we have spoken with who have contacted us. And then after that, of course, I’m excited about presbyopia globally starting with the EU. And in terms of building the myopia market, really, we have just got to the very surface of the opportunity. We are talking about 3.5 million myopic eyes of opportunity annually where refractive procedures are performed. We got 1.5 million presbyopic eyes, and we believe that surgeons take on more and more ICL as the way, their business models are driven as well as their patient satisfaction levels are so very high, we think that 5.5 million possible lenses where we’re really building a 30% increase in the market we think by introducing presbyopia and bringing more ICL, we see a tremendous opportunity going forward in terms of what we can do with this great visual freedom technology.

Okay, right thank you very much. We really appreciate your support and coverage of the company.

Operator

At this time, I’m showing no further questions. I would like to turn the call back over to Caren Mason, President and CEO, for closing remarks.

Caren L. Mason STAAR Surgical Company - CEO, President and Director

Thank you very much, and thanks, everyone, for your participation on our call today. We’ll be on the road again as we have recently in the Washington, D.C. and Delaware and Philadelphia area. We’ll be visiting with the financial community in the coming weeks at the Bank of America Merrill Lynch Healthcare Conference on May 16 in Las Vegas. We appreciate your interest and investment in our company. All the best to all of you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect.

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